Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Darren Daugherty Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2006

NEW YORK, October 31, 2006—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2006 third quarter of $202.9 million, compared to $172.0 million in the 2005 third quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the third quarter of 2006 was $117.9 million, or $1.17 per share of Carolina Group stock, compared to $67.5 million, or $0.99 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the third quarter of 2006, as compared to the corresponding period of the prior year, is primarily due to increased unit sales and reflects an increase in the amount of Carolina Group shares outstanding. Carolina Group stock represents a 58.12% and 39.26% economic interest in the Carolina Group for the three months ended September 30, 2006 and 2005, respectively.

Loews Corporation sold 15 million shares of Carolina Group stock in each of August and May of 2006 and 10 million shares in November of 2005. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group shares.

Net sales for the Carolina Group were $986.0 million in the third quarter of 2006, compared to $928.4 million in the 2005 third quarter.

Carolina Group net income for the first nine months of 2006 was $540.2 million, compared to $432.6 million in the first nine months of 2005. Net income attributable to Carolina Group stock for the first nine months of 2006 was $279.3 million, or $3.16 per share of Carolina Group stock, compared to $169.7 million, or $2.49 per share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock is primarily due to higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales) and reflects the August and May of 2006 and November of 2005 sales by Loews Corporation of Carolina Group stock discussed above.

Net sales for the Carolina Group were $2.818 billion in the first nine months of 2006, compared to $2.652 billion in the comparable period of the prior year.

Results of operations of the Carolina Group include interest expense of $17.5, $22.0, $54.9 and $65.4 million, net of taxes, for the three and nine months ended September 30, 2006 and 2005, respectively, on notional intergroup debt. At September 30, 2006, $1.35 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of September 30, 2006 there were 108,309,871 shares of Carolina Group stock outstanding representing a 62.3% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the third quarter of 2006 is being issued contemporaneously with this report.

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Tuesday, October 31, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	September 30,
	Three Months		Nine Months
	2006	2005	2006	2005

	(Amounts in millions, except per share data)

Net sales (a)	$986.0	$928.4	$2,818.1	$2,651.8

Cost of sales (a) (b)	573.7	543.9	1,638.0	1,605.0
Selling, advertising and administrative (c)	83.6	95.3	285.4	282.5

Total operating costs and expenses	657.3	639.2	1,923.4	1,887.5

Operating income	328.7	289.2	894.7	764.3
Investment income and other (d) (e)	29.7	20.5	77.0	51.0
Interest expense	(28.3)	(34.8)	(89.6)	(107.0)

Income before income taxes	330.1	274.9	882.1	708.3
Income taxes	127.2	102.9	341.9	275.7

Net income	202.9	172.0	540.2	432.6
Earnings attributable to the Loews Group intergroup interest (f)	85.0	104.5	260.9	262.9

Income attributable to Carolina Group shareholders (g)	$117.9	$67.5	$279.3	$169.7

Per share of Carolina Group stock	$1.17	$0.99	$3.16	$2.49

Weighted diluted number of shares	100.59	68.23	88.43	68.14

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
September 30, 2006	$1,353.9
December 31, 2005	1,626.9

(a)	Includes excise taxes of $185.8, $176.2, $526.4 and $511.4 for the respective periods.
(b)	Includes charges of $242.8, $223.9, $696.3 and $658.2 ($149.3, $140.8, $426.4 and $402.0 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes restructuring costs of $0.9 and $16.4 for the three and nine months ended September 30, 2006, related to early retirement and curtailment charges for Lorillard's pension and other postretirement benefit plans.

(d)	Includes $6.1 of interest income, for the nine months ended September 30, 2005, relating to a federal income tax settlement.
(e)	Includes income from limited partnership investments of $6.2, $6.4, $16.6 and $12.8 ($3.8, $4.0, $10.1 and $7.8 after taxes) for the respective periods.
(f)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65,445,000 shares of 173,754,871 share and share equivalents outstanding as of September 30, 2006 and share equivalents amounting to 105,445,000 shares of 173,625,678 share and share equivalents outstanding as of September 30, 2005. As of September 30, 2006, there were 108,309,871 shares of Carolina Group stock outstanding.

(g)	Represents 58.12%, 39.26%, 51.70% and 39.23% of the economic interest in the Carolina Group for the respective periods presented.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	September 30,
	Three Months		Nine Months
	2006	2005	2006	2005

Full Price Brands

Total Newport	8,818,802	8,304,127	24,956,957	24,429,603
Total Kent Family	155,001	180,261	460,020	543,561
Total True	133,367	148,488	389,231	436,980
Total Max	8,418	9,798	25,551	29,737
Total Satin	1,224	1,542	3,894	4,755

Total Full Price Brands	9,116,812	8,644,216	25,835,653	25,444,636

Price/Value Brands

Total Old Gold	212,550	221,097	607,659	633,519
Total Maverick	293,195	235,210	788,927	631,534

Total Price/Value Brands	505,745	456,307	1,396,586	1,265,053

Total Domestic Cigarettes	9,622,557	9,100,523	27,232,239	26,709,689

Total Puerto Rico and U.S. Possessions	189,348	233,970	589,380	621,354

Grand Total	9,811,905	9,334,493	27,821,619	27,331,043

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.